Exhibit 1.2

                                  $200,000,000
                              THE MONEY STORE INC.
           The Money Store Home Improvement Loan Backed Certificates,
                                  Series 1998-I

                                PRICING AGREEMENT

                                                           September 24, 1998


First Union Capital Markets, a division
  of Wheat First Securities, Inc.
One First Union Center
301 South College Street, DC-8
Charlotte, North Carolina  28288-0600

       Reference is made to the Underwriting Agreement, dated September 24, 1998 (the "Underwriting Agreement"), relating to $200,000,000 aggregate principal amount of The Money Store Home Improvement Loan Backed Certificates, Series 1998-I, Class AH, Class MH-1, Class MH-2, and Class BH (collectively, the "Offered Certificates"). Pursuant to the Underwriting Agreement, The Money Store Inc. (the "Company") agrees with First Union Capital Markets, a division of Wheat First Securities, Inc., as representative of the Underwriters, that the Initial Class Certificate Balance and the Pass-Through Rates, shall be as follows:

                        Initial Class                    Pass-
                         Certificate                    Through
   Class                   Balance                      Rate(1)
   -----                -------------                   -------
Class AH               $155,250,000                        (2)
Class MH-1               16,750,000                        (2)
Class MH-2               15,250,000                        (2)
Class BH                 12,750,000                        (2)
                       ------------
Total                  $200,000,000


       The Offered Certificates will be offered by the Underwriters to the public from time to time, in negotiated transactions or otherwise, at varying prices to be determined at the time of sale.

---------------------------

(1) Interest will accrue at the applicable Pass-Through Rate from September 29, 1998 for each Class of Certificates.

(2) The Pass-Through Rate for each Class of Certificates will adjust based on one-month LIBOR, as described in the Prospectus Supplement. See "Description of the Certificates--Distributions on the Certificates."

       If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among each of the Underwriters and the Company in accordance with its terms.


                                             Very truly yours,
                                             THE MONEY STORE INC.

                                             By:/s/ WILLIAM TEMPLETON
                                                -----------------------
                                                Name:  William Templeton
                                                Title: Executive Vice President


                                             THE ORIGINATORS LISTED ON
                                             ANNEX A HERETO

                                             By: /s/ WILLIAM TEMPLETON
                                                -------------------------
                                                Name:  William Templeton
                                                Title: Executive Vice President

CONFIRMED AND ACCEPTED, as of
the date first above written:


FIRST UNION CAPITAL MARKETS, a division
 of Wheat First Securities, Inc.

By: /s/ WILLIAM INGRAM
   ----------------------
   Name:  William Ingram
   Title: Managing Director


Acting on behalf of themselves
and as the representative of
the Underwriters of the Offered
Certificates.